UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K
                                CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                AUGUST 23, 2000


                          F & M NATIONAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                   VIRGINIA
                (STATE OR OTHER JURISDICTION OF INCORPORATION)

                                   000-05929
                           (COMMISSION FILE NUMBER)

                                  54-0857462
                             (IRS EMPLOYER NUMBER)

                  9 COURT SQUARE, WINCHESTER, VIRGINIA  22601
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES INCLUDING ZIP CODE)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 540-665-4200


                                   NO CHANGE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

                                   FORM 8-K
                          F & M National Corporation
                             Winchester, Virginia

ITEM 5. OTHER EVENTS.

F&M National Corporation and Community Bankshares of Maryland, Bowie, Maryland, today announced the signing of a definitive agreement for the affiliation of Community with F&M. Through its 4 banking offices, Community provides a broad array of financial services to individuals and small to medium sized businesses. At June 30, 2000, Community reported total assets of approximately $79.0 million and total stockholders equity of approximately $9.0 million.

Under the terms of the agreement, F&M will exchange 0.75 shares of its common stock for each share of Community stock. The transaction has an indicated value of approximately $13.1 million, or $18.05 per Community share, based on F&M's closing price on August 22, 2000, of $24.06. The transaction is calculated at 1.40 times the estimated book value for 2000. The offer is 17.3 times 2000 estimated earnings. It is anticipated the deal will be accretive to F&M book value and, with an approximate 20% savings in Community's operating expenses, will be accretive to earnings in 2001.

"We are extremely pleased to have such a quality institution join the F&M family of community banks and expand our franchise in Maryland," said Alfred B. Whitt, F&M's President and Chief
Executive Officer, in announcing the transaction. "The affiliation is a positive one for both our organizations, as well as our respective shareholders and customers."

William V. Meyers, Chairman of Community, added, "We will have a larger partner and be able to expand the products and services available to our customers including, among others, Internet banking, insurance, and trust services. The transaction will enhance our already strong bank. F&M has a long history of permitting its banking affiliates to operate in the best interests of the communities they serve, while offering to these communities the advantages that are derived from a much larger banking organization. F&M is a people-oriented organization that enjoys an excellent reputation with their customers, employees and the communities it serves."

The transaction, expected to be completed no later than the first quarter of 2001, has been approved by each company's Board of Directors and requires the approval of various regulatory agencies and the shareholders of Community and satisfaction of other standard conditions. The transaction is intended to qualify as a tax-free exchange and be accounted for as a pooling of interests. Community Bank of Maryland, the banking subsidiary, will merge with F&M Bank-Allegiance to provide financial services throughout its Maryland markets, and will provide 11 locations in Bowie, Annapolis, Upper Marlboro, Bethesda, Beltsville, Gaithersburg, Landover, Rockville, Silver Springs, and Wheaton.

F&M National Corporation is a multi-bank holding company headquartered in Winchester, Virginia, with assets in excess of $3.28 billion at June 30, 2000, and 128 banking offices. An acquisition of $310 million in deposits and 15 locations was announced on May 4 and is scheduled to close on August 25, 2000. On July 6, F&M and Atlantic Financial Corp, Newport News, Virginia, with total assets of approximately $385 million, announced the signing of a definitive agreement for the affiliation of Atlantic with F&M. F&M currently operates ten banking affiliates: eight in Virginia which are F&M Bank-Winchester, Winchester; F&M Bank-Massanutten, Harrisonburg; F&M Bank-Richmond, Richmond; F&M Bank-Central Virginia, Charlottesville; F&M Bank-Emporia, Emporia; F&M Bank-Peoples, Warrenton; F&M Bank-Northern Virginia, Fairfax; and F&M Bank-Highlands, Covington; and in West Virginia, F&M Bank-West Virginia, Ranson; and in Maryland, F&M Bank-Allegiance, Bethesda.

F&M offers insurance and financial services through its subsidiaries, F&M-Shomo & Lineweaver and F&M-J.V. Arthur. F&M also operates F&M Trust Company. F&M's common stock is listed on the New York Stock Exchange under the symbol FMN.

Forward-Looking Statements:

This press release contains certain forward-looking statements about the proposed affiliation of F&M and Community. These statements include statements regarding the anticipated closing date of the transaction, anticipated cost savings, and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Certain factors that could cause actual results to differ materially from expected include, but are not limited to, delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating F&M and Community, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which F&M and Community are engaged, and changes in the securities markets. For more information on factors that could affect expectations, see F&M's Annual Report on Form 10-K for the year ended December 31, 1999.

Shareholders of F&M and Community and other investors are urged to read the proxy statement/prospectus that will be included in the Registration Statement on Form S-4 to be filed by F&M with the U. S. Securities and Exchange Commission in connection with the proposed transaction.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.      None

Pursuant to the filing requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F & M NATIONAL CORPORATION


/s/
By: Alfred B. Whitt, President/CEO/CFO/Vice Chairman
DATE:  August 28, 2000